Exhibit 99.1

SeaSpine Reports Second Quarter 2020 Financial Results

CARLSBAD, CA (August 4, 2020) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced financial results for the three months ended June 30, 2020.

Summary of Second Quarter 2020 Financial Results and Recent Accomplishments

•	Revenue of $28.6 million, a decrease of 27% compared to the prior-year period

•	U.S. revenue of $25.9 million, a decrease of 26% compared to the prior-year period

◦	U.S. Spinal Implants revenue of $13.2 million, a decrease of 22%

◦	U.S. Orthobiologics revenue of $12.7 million, a decrease of 30%

•	Initiated limited commercial launches of the following products and systems:

◦	the NorthStar OCT and Cervical Facet Fusion systems

◦	the Explorer suite of lordotic and parallel expanding interbody devices

◦	a hinged TLIF interbody featuring NanoMetalene with Reef Topography

•	Executed full commercial launches of the Mariner MIS and Mariner Outrigger systems

•	Launched line extension of Daytona Small Stature Deformity system

“Despite the COVID-19 challenges in the current business landscape, the SeaSpine team has continued to deliver against the priorities we established at the outset of this year and I'm proud of our many accomplishments in the second quarter. While revenue in the quarter reflected a trough in April, we experienced a gradual improvement throughout the quarter, with June showing year-over-year growth in the U.S. We attribute this resilient performance to the significant investments we’ve made in expanding both our product portfolio and our increasingly committed and exclusive Core distributor network, as well as our adaptability in providing robust surgeon and distributor training and education programs,” said Keith C. Valentine, President and Chief Executive Officer.

“While the growth we saw in June may reflect a temporary uptick in surgical volumes as surgeons work-through their backlog of cases, we are cautiously optimistic about our business outlook for the second half of 2020 and beyond. We believe SeaSpine has never been better positioned to participate in the upside benefit when the market returns to pre-pandemic surgery volumes,” Mr. Valentine concluded.
Second Quarter 2020 Financial Results
Revenue for the second quarter of 2020 was $28.6 million, a decrease of 27% compared to the same period of the prior year. U.S. Spinal Implants revenue was $13.2 million, a 22% decrease compared to the same period of the prior year. U.S. Orthobiologics revenue was $12.7 million, a 30% decrease compared to the same period of the prior year. Both decreases were driven by low single-digit unit price declines and a significant decline in procedure volumes, particularly in April and May, due to the COVID-19 pandemic.

Gross margin for the second quarter of 2020 was 59.2%, compared to 63.6% for the same period of the prior year. The decrease in gross margin was due to idle plant costs associated with a nearly two-month shutdown of orthobiologics manufacturing operations at the Company’s Irvine facility.

Operating expense for the second quarter of 2020 was $30.6 million, a $6.4 million decrease compared to the same period of the prior year. This decrease was largely driven by a $5 million non-cash, intangible asset impairment charge recorded in the second quarter of the prior year and by lower selling commissions and travel expenses in the second quarter of the current year.

Net loss for the second quarter of 2020 was $13.7 million, a $1.7 million increase compared to same period of the prior year.

At June 30, 2020, cash, cash equivalents and investments were $100.5 million. The Company had no outstanding debt under its credit facility and $6.2 million outstanding under its Paycheck Protection Program loan.

2020 Financial Outlook
SeaSpine withdrew its previously announced annual guidance for 2020 on April 6, 2020. Given the uncertain scope and duration of the COVID-19 pandemic on its business, the Company will resume forward-looking guidance when it is confident that COVID-19 no longer presents a meaningful risk for abrupt changes in demand and capacity for elective or non-emergency surgery in the areas where we sell our products.

Webcast and Conference Call Information
SeaSpine’s management team will host a conference call beginning today at 2:30 p.m. Pacific time / 5:30 p.m. Eastern time to discuss the financial results announced today. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for callers in the U.S. or (614) 385-1253 for callers outside the U.S., using Conference ID: 2209758. To listen to the webcast and view the accompanying slides, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s optimism regarding its business outlook for the second half of 2020 and beyond; and the Company’s positioning to participate when the market returns to pre-pandemic surgery volumes, including whether there will be upside benefit. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the full extent to which the COVID-19 pandemic will, directly or indirectly, impact the Company’s business, results of operations and financial condition, including its sales, expenses, supply chain integrity, manufacturing capability, research and development activities, and employee-related compensation, all of which currently are highly uncertain; new information that may emerge concerning COVID-19, its contagiousness and/or virulence, including as a result of a resurgence in COVID-19 transmission and infection after the loosening of “stay at home” restrictions or resumption of surgical procedures, whether as a result thereof, as a result of reinfection, as a result of a delay in the emergence of symptoms following infection (or reinfection) by COVID-19, or as a result of its ability to lay dormant following infection (or reinfection); actions required or recommended to contain or treat COVID-19, in light of any or all of the foregoing or other as-yet unanticipated developments, whether related to COVID-19 directly or indirectly, which may adversely affect the Company’s ability to attract new, high-quality distributors and/or retain its existing Core distributors, increase the risk of supply shortages (and associated disruption to product sales), and the Company’s ability to continue to provide robust surgeon and distributor training and education programs; the direct and indirect economic impact, both domestically and abroad, of COVID-19 as a result of any or all of the foregoing, including actions taken by local, state, national and international governmental agencies, whether such impact affects customers, suppliers, or markets generally; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total revenue, net	$28,589	$39,306	$64,700	$75,456
Cost of goods sold	11,659	14,317	25,471	27,896
Gross profit	16,930	24,989	39,229	47,560
Operating expenses:
Selling and marketing	17,013	19,896	37,489	38,870
General and administrative	8,845	7,712	17,399	16,046
Research and development	3,974	3,587	7,869	7,099
Intangible amortization	792	793	1,584	1,585
Impairment of intangible assets	—	4,993	1,325	4,993
Total operating expenses	30,624	36,981	65,666	68,593
Operating loss	(13,694)	(11,992)	(26,437)	(21,033)
Other income (expense), net	14	(25)	241	48
Loss before income taxes	(13,680)	(12,017)	(26,196)	(20,985)
Provision for income taxes	33	19	68	40
Net loss	$(13,713)	$(12,036)	$(26,264)	$(21,025)
Net loss per share, basic and diluted	$(0.50)	$(0.64)	$(0.98)	$(1.11)
Weighted average shares used to compute basic and diluted net loss per share	27,279	18,917	26,852	18,894

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2020	December 31,
	(unaudited)	2019
Cash and cash equivalents	$75,346	$20,199
Short-term investments	25,116	—
Trade accounts receivable, net	20,836	24,902
Inventories	50,630	47,155
Total current liabilities	38,324	30,478
Total stockholders' equity	179,699	109,760